NEWS

Charter Announces First Quarter 2013 Results
Operating Strategies Deliver Accelerated Revenue Growth

Stamford, Connecticut - May 7, 2013 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2013.

Key highlights:

•	Revenues grew to $1,917 million in the first quarter of 2013, up 4.9% as compared to the prior-year period, driven by growth in video services revenue and Internet and commercial customers.

•
Total residential customer relationships grew by 56,000 during the first quarter. Expanded basic video customers grew by 4,000, while limited basic customers declined by 28,000. Charter added 99,000 residential Internet customers and 59,000 residential telephone customers during the first quarter.

•
First quarter residential revenues grew 4.1% compared to the prior-year period, a fourfold increase in growth as compared to the first quarter of 2012. First quarter 2013 residential revenue growth was led by video services, which grew by 6.8% compared to the prior-year period.

•	Commercial revenues grew 19.6% in the first quarter versus the prior-year period, driven by continued growth in small and medium businesses along with increased sales to carriers.

•	First quarter Adjusted EBITDA[1] grew 2.8% year-over-year to $670 million. First quarter net loss totaled $42 million, compared to $94 million in the comparable prior-year period.

•	Free cash flow[1] for the quarter was $118 million and net cash flows from operating activities totaled $541 million.

"Less than a year ago, we implemented a new strategy that substantially changed the way that Charter does business. While we still have more work to do, significant progress is evident in our first quarter results," said Tom Rutledge, Charter President and CEO. "Our new operating strategies are having a positive impact on our customers, employees and the underlying fundamentals of our business. Our two-way, interactive, high capacity network offers significant competitive advantages, and our strategy is to fully leverage those benefits to drive improved product and service delivery, operating performance, and revenue and free cash flow growth."

1 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	March 31, 2013 (a)	March 31, 2012 (a)	Y/Y Change
Footprint
Estimated Video Passings (b)	12,090	12,003	1%
Estimated Internet Passings (b)	11,789	11,691	1%
Estimated Telephone Passings (b)	11,124	10,886	2%

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	34.1%	36.2%	-2.1 ppts
Internet Penetration of Estimated Internet Passings (c)	34.7%	32.5%	2.2 ppts
Telephone Penetration of Estimated Telephone Passings (c)	18.7%	17.5%	1.2 ppts

Residential
Residential Customer Relationships (d)	5,091	5,013	2%
Residential Non-Video Customers	1,126	849	33%
% Non-Video	22.1%	16.9%	5.2 ppts

Customers
Video (e)	3,965	4,164	-5%
Internet (f)	3,884	3,633	7%
Telephone (g)	1,973	1,822	8%
Residential PSUs (h)	9,822	9,619	2%
Residential PSU / Customer Relationships (d)(h)	1.93	1.92

Quarterly Net Additions/(Losses) (i)
Video (e)	(24)	20	-220%
Internet (f)	99	141	-30%
Telephone (g)	59	31	90%
Residential PSUs (h)	134	192	-30%

Single Play Penetration (j)	37.7%	37.1%	0.6 ppts
Double Play Penetration (k)	31.7%	34.0%	-2.3 ppts
Triple Play Penetration (l)	30.5%	28.9%	1.6 ppts
Digital Penetration (m)	88.7%	83.1%	5.6 ppts

Revenue per Customer Relationship (d)(n)	$107.25	$104.95	2%

Commercial
Commercial Customer Relationships (d)(o)	323	311	4%

Customers
Video (e)(o)	159	177	-10%
Internet (f)	202	169	20%
Telephone (g)	112	85	32%
Commercial PSUs (h)	473	431	10%

Quarterly Net Additions/(Losses) (i)
Video (e)(o)	(10)	7	-243%
Internet (f)	9	6	50%
Telephone (g)	7	6	17%
Commercial PSUs (h)	6	19	-68%

Footnotes
In thousands, except ARPU and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

During the first quarter of 2013, Charter continued to see strong demand for its triple play offering. Triple play penetration grew by 60 basis points during the quarter, from 29.9% to 30.5%. The Company continues to focus on enhancing the value of its core offerings and improving service levels in order to increase the penetration of its products and to produce higher-quality, longer-term relationships with customers.

Charter's all-digital initiative, which will allow the Company to offer more content and faster Internet speeds, has already started in some markets, including Texas. The Company expects its all-digital roll out to be completed by year end 2014. Charter recently received a waiver from the FCC CableCARD requirement, which will allow the Company to deploy set-top boxes without CableCARDs, improving the economics and speed of its all-digital initiative.

During the first quarter of 2013, residential customer relationships grew by 56,000, down from a gain of 86,000 in the first quarter of 2012, which benefited from the Company's more aggressive promotional offers. Residential PSUs increased by 134,000, a decline from the gain of 192,000 in the year-ago quarter. Commercial customer relationships declined by 2,000 in the first quarter of 2013. Charter reported a loss of 10,000 commercial video customers during the quarter, compared to a gain of 7,000 in the prior-year quarter. The commercial video customer loss reported in the first quarter of 2013 relates to the reporting of such customers on an equivalent bulk unit ("EBU") basis, which reduces total reported bulk customers, when a basic cable rate increase is implemented. Commercial video billing relationships increased during the quarter, commercial video revenue grew year over year, and excluding the impact of the rate increases on EBU reporting, total commercial relationships increased by 8,000.

Residential video customers declined by 24,000 in the first quarter of 2013, versus a gain of 20,000 video customers in the year-ago period. Excluding limited basic customer losses of 28,000, video customers grew by 4,000 during the first quarter. Expanded basic customer growth was driven by a more competitive video product, which now includes over 100 HD channels, packaging of advanced services, and the transition to new selling methods.

Charter added 99,000 residential Internet customers in the first quarter of 2013, compared to 141,000 a year ago. With its new pricing and packaging, Charter less actively markets standalone Internet offers, as compared to the first quarter of 2012. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's high speed offering.

During the first quarter, the Company added 59,000 residential telephone customers versus a gain of 31,000 during the first quarter of 2012. Strength in telephone customer growth reflects the higher sell-in of triple play service resulting from simplified pricing and packaging.

First quarter residential revenue per customer relationship totaled $107.25, and grew by 2.2% from $104.95 in the first quarter of 2012, driven by higher product sell-in, promotional rate step-ups and late first quarter 2013 rate increases, partially offset by entry-level pricing.

First Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended March 31,
	2013	2012	% Change
REVENUES:
Video	$956	$895	6.8%
Internet	501	452	10.8%
Telephone	171	217	(21.2)%
Commercial	183	153	19.6%
Advertising sales	60	66	(9.1)%
Other	46	44	4.5%
Total Revenues	1,917	1,827	4.9%

COSTS AND EXPENSES:
Total operating costs and expenses (excluding depreciation and amortization)	1,247	1,175	6.1%

Adjusted EBITDA	$670	$652	2.8%

Adjusted EBITDA margin	35.0%	35.7%

Capital Expenditures	$412	$340
% Total Revenues	21.5%	18.6%

Net loss	$(42)	$(94)
Loss per common share, basic and diluted	$(0.42)	$(0.95)

Net cash flows from operating activities	$541	$454
Free cash flow	$118	$102

Revenue

First quarter 2013 revenues rose to $1,917 million, up 4.9% compared to the year-ago quarter, due to growth in video, Internet and commercial revenues.

Video revenues totaled $956 million in the first quarter, an increase of 6.8% compared to the prior-year period. Video revenue growth was driven by higher expanded basic and digital penetration, promotional and annual rate increases, higher advanced services penetration, and revenue allocation from higher bundling, partially offset by a decrease in residential video customers.

Internet revenues grew 10.8% compared to the year-ago quarter to $501 million, driven by a 251,000 increase in Internet customers during the last year and by price adjustments. Telephone revenues totaled $171 million, down 21.2% versus the first quarter of 2012, due to value-based pricing and revenue allocation in multi-product packages, partially offset by the addition of 151,000 telephone customers in the last twelve months.

Commercial revenues rose to $183 million, an increase of 19.6% over the prior-year period and driven by higher sales to small and medium businesses and carrier customers.

First quarter advertising sales revenues of $60 million declined 9.1% compared to the year-ago quarter, driven by the elimination of some barter contract revenue and a decline in political advertising revenue, which saw strength in the first quarter of 2012, given local and national elections.

Operating Costs and Expenses

First quarter total operating costs and expenses increased 6.1% compared to the year-ago period, primarily reflecting increases in programming expense and costs to service customers. First quarter programming expense increased $24 million, or 4.9% as compared to the prior-year period, reflecting contractual programming increases, partially offset by customer losses. Costs to service customers increased by $36 million or 11.0% during the first quarter of 2013, as compared to the first quarter of 2012, reflecting higher spending on labor and preventive plant maintenance.

Adjusted EBITDA

First quarter adjusted EBITDA of $670 million increased 2.8% compared to the year-ago quarter. Adjusted EBITDA margin declined to 35.0% for the first quarter of 2013 compared to 35.7% in the year-ago quarter.

Net Loss

Net loss totaled $42 million in the first quarter of 2013, an improvement compared to $94 million in the year-ago period. The net loss improvement versus the prior year reflects adjusted EBITDA growth, lower interest and income tax expense, partly offset by higher depreciation and amortization, and a higher loss on extinguishment of debt. Net loss per common share was $0.42 in the first quarter of 2013 compared to $0.95 during the same period last year. The decrease is a result of the 55.3% decline in net loss compared to the prior-year period and a 0.9% increase in weighted average shares outstanding in the last twelve months.

Capital Expenditures

Property, plant and equipment expenditures were $412 million in the first quarter of 2013, compared to $340 million in 2012. The increase was primarily driven by investments in customer premise equipment ("CPE"), support capital and line extensions. The CPE expenditures included higher set-top box placement in new and existing customer homes and increases in inventory to support customer growth activity. Support capital expenditures increased primarily due to fleet replacement and real estate expenditures related to our organizational realignment along with back office system expenditures. The increase in line extension expenditures was primarily driven by the higher number of cell towers that Charter now serves.

In 2013, capital expenditures are expected to be approximately $1.7 billion, excluding the impact of acquisitions. Charter expects 2013 capital expenditures to be driven by the deployment of additional set-top boxes in new and existing customer homes, growth in Charter's commercial business, and further spend related to plant reliability, back-office support and our organizational realignment. The actual amount of capital expenditures will depend on a number of factors including the growth rates of both residential and commercial businesses, and the pace at which Charter progresses to all-digital transmission.

Cash Flow

During the first quarter of 2013, net cash flows from operating activities totaled $541 million, compared to $454 million in the first quarter of 2012. The increase in net cash flows from operating activities was primarily driven by a decline in cash paid for interest due to a change in the timing of payments with the completion of refinancings, and an increase in adjusted EBITDA.

Free cash flow for the first quarter of 2013 was $118 million, compared to $102 million during the same period last year. The increase was primarily the result of higher cash flow from operating activities partly offset by higher capital expenditures.

In the first quarter of 2013, Charter issued $500 million of 5.250% senior unsecured notes due 2021 and $500 million of 5.750% senior unsecured notes due 2023. The proceeds from the issuance of these notes were used to pay down $987 million of Term Loan C.

Liquidity

Total principal amount of debt was approximately $12.9 billion as of March 31, 2013. At the end of the quarter, Charter held $65 million of cash and cash equivalents, $27 million of restricted cash and cash equivalents, and its credit facilities provided approximately $800 million of available liquidity.

Conference Call

Charter will host a conference call on Tuesday, May 7, 2013 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 33265994.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on June 7, 2013. The conference ID code for the replay is 33265994.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for three months ended March 31, 2013 available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, loss on derivative instruments, net and other operating expenses, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. Adjusted EBITDA is used by management and the Company's Board to evaluate the performance of the Company's business. However, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. Management evaluates these costs through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

The Company believes that adjusted EBITDA and free cash flow provide information useful to investors in assessing Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $51 million and $41 million for the three months ended March 31, 2013 and 2012, respectively.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Anita Lamont	Stefan Anninger
314-543-2215	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning," "designed," "create" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies;

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended March 31,
	2013	2012	% Change
REVENUES:
Video	$956	$895	6.8%
Internet	501	452	10.8%
Telephone	171	217	(21.2)%
Commercial	183	153	19.6%
Advertising sales	60	66	(9.1)%
Other	46	44	4.5%
Total Revenues	1,917	1,827	4.9%

COSTS AND EXPENSES:
Programming	515	491	4.9%
Franchises, regulatory and connectivity	92	92	—%
Costs to service customers	363	327	11.0%
Marketing	108	112	(3.6)%
Other	169	153	10.5%
Total operating costs and expenses (excluding depreciation and amortization)	1,247	1,175	6.1%

Adjusted EBITDA	670	652	2.8%

Adjusted EBITDA margin	35.0%	35.7%

Depreciation and amortization	425	408
Stock compensation expense	11	11
Other operating expenses, net	11	3

Income from operations	223	230

OTHER EXPENSES:
Interest expense, net	(210)	(237)
Loss on extinguishment of debt	(42)	(15)
Loss on derivative instruments, net	(3)	—
Other expense, net	(1)	(1)
	(256)	(253)

Loss before income taxes	(33)	(23)

Income tax expense	(9)	(71)

Net loss	$(42)	$(94)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(0.42)	$(0.95)

Weighted average common shares outstanding, basic and diluted	100,327,418	99,432,960

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. First Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$65	$7
Restricted cash and cash equivalents	27	27
Accounts receivable, net	208	234
Prepaid expenses and other current assets	74	65
Total current assets	374	333

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	7,259	7,206
Franchises	5,287	5,287
Customer relationships, net	1,359	1,424
Goodwill	953	953
Total investment in cable properties, net	14,858	14,870

OTHER NONCURRENT ASSETS	407	396

Total assets	$15,639	$15,599

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,290	$1,224
Total current liabilities	1,290	1,224

LONG-TERM DEBT	12,816	12,808
DEFERRED INCOME TAXES	1,279	1,122
OTHER LONG-TERM LIABILITIES	125	296

SHAREHOLDERS’ EQUITY	129	149

Total liabilities and shareholders’ equity	$15,639	$15,599

Addendum to Charter Communications, Inc. First Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(42)	$(94)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	425	408
Stock compensation expense	11	11
Noncash interest expense	13	14
Loss on extinguishment of debt	42	15
Loss on derivative instruments, net	3	—
Deferred income taxes	2	70
Other, net	1	—
Changes in operating assets and liabilities:
Accounts receivable	26	40
Prepaid expenses and other assets	(16)	(8)
Accounts payable, accrued liabilities and other	76	(2)
Net cash flows from operating activities	541	454

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(412)	(340)
Change in accrued expenses related to capital expenditures	(11)	(12)
Other, net	(9)	(13)
Net cash flows from investing activities	(432)	(365)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,315	1,469
Repayments of long-term debt	(1,355)	(1,539)
Payments for debt issuance costs	(12)	(10)
Purchase of treasury stock	(5)	(3)
Other, net	6	(4)
Net cash flows from financing activities	(51)	(87)

NET INCREASE IN CASH AND CASH EQUIVALENTS	58	2
CASH AND CASH EQUIVALENTS, beginning of period	7	2
CASH AND CASH EQUIVALENTS, end of period	$65	$4

CASH PAID FOR INTEREST	$120	$216

Addendum to Charter Communications, Inc. First Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except ARPU and penetration data)

	Approximate as of
	March 31, 2013 (a)	December 31, 2012 (a)	March 31, 2012 (a)
Footprint
Estimated Video Passings (b)	12,090	12,074	12,003
Estimated Internet Passings (b)	11,789	11,772	11,691
Estimated Telephone Passings (b)	11,124	11,103	10,886

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	34.1%	34.4%	36.2%
Internet Penetration of Estimated Internet Passings (c)	34.7%	33.8%	32.5%
Telephone Penetration of Estimated Telephone Passings (c)	18.7%	18.2%	17.5%

Residential
Residential Customer Relationships (d)	5,091	5,035	5,013
Residential Non-Video Customers	1,126	1,046	849
% Non-Video	22.1%	20.8%	16.9%

Customers
Video (e)	3,965	3,989	4,164
Internet (f)	3,884	3,785	3,633
Telephone (g)	1,973	1,914	1,822
Residential PSUs (h)	9,822	9,688	9,619
Residential PSU / Customer Relationships (d)(h)	1.93	1.92	1.92
Quarterly Net Additions/(Losses) (i)
Video (e)	(24)	(36)	20
Internet (f)	99	54	141
Telephone (g)	59	34	31
Residential PSUs (h)	134	52	192

Single Play Penetration (j)	37.7%	37.6%	37.1%
Double Play Penetration (k)	31.7%	32.5%	34.0%
Triple Play Penetration (l)	30.5%	29.9%	28.9%
Digital Penetration (m)	88.7%	86.9%	83.1%

Revenue per Customer Relationship (d)(n)	$107.25	$105.78	$104.95

Commercial
Commercial Customer Relationships (d)(o)	323	325	311

Customers
Video (e)(o)	159	169	177
Internet (f)	202	193	169
Telephone (g)	112	105	85
Commercial PSUs (h)	473	467	431
Quarterly Net Additions/(Losses) (i)
Video (e)(o)	(10)	(3)	7
Internet (f)	9	7	6
Telephone (g)	7	6	6
Commercial PSUs (h)	6	10	19

See footnotes to unaudited summary of operating statistics on page 5 of this addendum.

Addendum to Charter Communications, Inc. First Quarter 2013 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at March 31, 2013, December 31, 2012, and March 31, 2012, customers include approximately 12,000, 18,400, and 11,500 customers, respectively, whose accounts were over 60 days past due in payment, approximately 2,400, 2,600, and 1,500 customers, respectively, whose accounts were over 90 days past due in payment and approximately 1,300, 1,700, and 1,300 customers, respectively, whose accounts were over 120 days past due in payment.

(b)
"Passings” represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)	"Penetration" represents residential and commercial customers as a percentage of estimated passings for the service indicated.

(d)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and phone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA). Commercial customer relationships includes video customers in commercial structures, which are calculated on an EBU basis (see footnote (o)) and non-video commercial customer relationships.

(e)	"Video Customers” represent those customers who subscribe to our video services.

(f)	"Internet Customers" represent those customers who subscribe to our Internet service.

(g)	"Telephone Customers" represent those customers who subscribe to our telephone service.

(h)	"Primary Service Units" or "PSUs" represent the total of video, Internet and phone customers.

(i)	"Quarterly Net Additions/(Losses)" represent the net gain or loss in the respective quarter for the service indicated.

(j)	"Single Play Penetration" represents residential customers receiving only one of Charter service offerings, including video, Internet or phone, as a % of residential customer relationships.

(k)	"Double Play Penetration" represents residential customers receiving only two of Charter service offerings, including video, Internet and/or phone, as a % of residential customer relationships.

(l)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and phone, as a % of residential customer relationships.

(m)	"Digital Penetration" represents the number of residential digital video customers as a percentage of residential video customers.

(n)
"Revenue per Customer Relationship" is calculated as total residential video, Internet and phone quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(o)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers. For example, commercial video customers decreased by 10,000 during the three months ended March 31, 2013 due to published video rate increases.

Addendum to Charter Communications, Inc. First Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2013	2012

Net loss	$(42)	$(94)
Plus: Interest expense, net	210	237
Income tax expense	9	71
Depreciation and amortization	425	408
Stock compensation expense	11	11
Loss on extinguishment of debt	42	15
Loss on derivative instruments, net	3	—
Other, net	12	4

Adjusted EBITDA (a)	670	652
Less: Purchases of property, plant and equipment	(412)	(340)

Adjusted EBITDA less capital expenditures	$258	$312

Net cash flows from operating activities	$541	$454
Less: Purchases of property, plant and equipment	(412)	(340)
Change in accrued expenses related to capital expenditures	(11)	(12)

Free cash flow	$118	$102

(a) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. First Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2013	2012

Customer premise equipment (a)	$233	$172
Scalable infrastructure (b)	54	88
Line extensions (c)	46	30
Upgrade/Rebuild (d)	39	34
Support capital (e)	40	16

Total capital expenditures (f)	$412	$340

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units. It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)	Total capital expenditures includes $62 million and $38 million of capital expenditures related to commercial services for the three months ended March 31, 2013 and 2012, respectively.

Addendum to Charter Communications, Inc. First Quarter 2013 Earnings Release